                               (LOGO)

Garry J. Scheuring
Chairman of the Board,
President & Chief Executive Officer

                                                                  March 22, 1994
Dear Shareholder,

     On behalf of the Board of Directors and management, I am pleased to invite you to the 1994 Annual Meeting of Shareholders of Midlantic Corporation which is to be held on Thursday, May 5, 1994, at 10:00 a.m. at the Sheraton at Woodbridge Place, 515 Route 1 South (corner of Route 1 South and Gill Lane), Iselin, New Jersey. Accompanying this letter are a Notice of Meeting, a Proxy Statement and a proxy card.

     I urge you to read the enclosed material carefully and to complete, sign and mail promptly the proxy card contained with this letter so that your vote will be counted.

     The officers, directors and staff of Midlantic sincerely appreciate your continuing support.

Very truly yours,

Garry J. Scheuring
Garry J. Scheuring

                                   (LOGO)

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of Midlantic Corporation will be held at the Sheraton at Woodbridge Place, 515 Route 1 South (corner of Route 1 South and Gill Lane), Iselin, New Jersey, on Thursday, May 5, 1994, at 10:00 a.m., for the following purposes:

          1. To elect directors;

          2. To ratify the designation of Coopers & Lybrand as independent public accountants for 1994;

          3. If presented at the meeting, to act upon a shareholder proposal as described in the attached Proxy Statement; and

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 8, 1994 are entitled to notice of, and to vote at, the meeting.

JOHN M. SPERGER
Senior Vice President & Secretary

March 22, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE,
DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK THE BOX TO THE RIGHT
OF YOUR SIGNATURE ON THE PROXY CARD.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     If you have not received or had access to the 1993 Annual Report, kindly notify Midlantic's Secretary, Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818, and a copy will be sent to you.

                                    (LOGO)

                                METRO PARK PLAZA
                                  P.O. BOX 600
                            EDISON, NEW JERSEY 08818

                                PROXY STATEMENT

     The Board of Directors of Midlantic Corporation (the 'Company') is soliciting proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 5, 1994, and for use at any adjournments thereof (the 'Annual Meeting').

     RECORD DATE AND QUORUM. Only shareholders of record at the close of business on March 8, 1994 (the 'Record Date') will be entitled to vote at the Annual Meeting. On that date, there were outstanding 52,227,534 shares of Common Stock of the Company ('Common Stock'). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the shares of Common Stock issued and outstanding will constitute a quorum.

     VOTING PROCEDURES. Directors will be elected by a plurality of the votes cast. Approval of each other matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting. In order for a vote to be cast, the vote must be either for the election of a director or for or against the approval of any other matter. Properly executed proxies will be voted as directed in the proxy; however, if no direction is made, the proxy will be voted FOR the election of the nominees described below, FOR the approval of independent accountants, as described below, and AGAINST the shareholder proposal described below. Votes will not be considered cast, however, if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, directions are given in a written proxy to withhold votes or if the votes are withheld by a broker.

     PROXIES AND REVOCATION. A proxy card is enclosed. Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must either give written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any shareholder who has given a proxy will not in and of itself revoke the proxy.

                      ELECTION OF DIRECTORS OF THE COMPANY

     Directors are elected at each annual meeting to hold office until the next succeeding annual meeting and until their successors have been elected and qualified. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of each of the nominees listed below. The nominees have been selected by the Board of Directors upon the recommendation of the Nominating Committee of the Board. If any nominee shall unexpectedly become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominees and for any replacement as shall be nominated by the Nominating Committee. All nominees currently serve as directors of the Company.

     NOMINATIONS BY SHAREHOLDERS. The By-Laws of the Company require that shareholders of the Company wishing to make nominations of persons to serve as directors of the Company must comply with the procedure set forth in the By-Laws. A copy of the appropriate By-Law is available from the Secretary of the Company upon request. A shareholder who does not comply with this procedure will be precluded from nominating a candidate for election as a director at a meeting of shareholders of the Company. The date by which nominations must be received by the Company with respect to the 1995 Annual Meeting of Shareholders is February 4, 1995.

INFORMATION ABOUT NOMINEES FOR DIRECTORS OF THE COMPANY

     The following describes the current and past five years' business experience, certain directorships and the age of each nominee for director. The following information is given as of January 1, 1994 and was furnished to the Company by the respective nominee:

               PRESENT OCCUPATION; 5 YEARS' BUSINESS EXPERIENCE;
          DIRECTORSHIPS HELD; SERVICE AS DIRECTOR OF THE COMPANY; AGE
          -----------------------------------------------------------

CHARLES E. EHINGER:  Former President and Director (1990-1991) and Executive
     Vice President (1974-1990) of Curtiss-Wright Corporation (diversified manufacturing company), Lyndhurst, New Jersey; Director of the Company since January 1991; Age: 65

DAVID F. GIRARD-DICARLO:  Managing Partner (1987 to present) of Blank, Rome,
     Comisky & McCauley (law firm), Philadelphia, Pennsylvania; Director of the Company since October 1992; Age: 50

FREDERICK C. HAAB: President (1982 to present) of F.C. Haab Co., Inc. (heating oils and petroleum products), Philadelphia, Pennsylvania; Director of the Company since February 1991; Age: 56

KEVORK S. HOVNANIAN: Chairman of the Board and Chief Executive Officer (1967 to present) of Hovnanian Enterprises, Inc. (real estate development company), Red Bank, New Jersey; Director of the Company since June 1990; Age: 70

ARTHUR J. KANIA: Principal (1986 to present) of Tri-Kan Associates (corporate development and planning), Bala Cynwyd, Pennsylvania; Partner (1970 to present) in Kania, Lindner, Lasak & Feeney (law firm), Bala Cynwyd, Pennsylvania; Director, Opt Sciences Corporation, Piasecki Aircraft Corporation; Director of the Company since March 1987; Age: 61

AUBREY C. LEWIS:  Vice President-Corporate Liaison (1983 to present) of
     Woolworth Corporation (multinational retailer), New York, New York; Director of the Company since May 1993; Age: 59

DAVID F. MCBRIDE:  Chief Executive Officer (1986 to present) of McBride
     Enterprises, Inc. (real estate development and general construction),

     Franklin Lakes, New Jersey; Director of the Company since October 1992;
     Age: 46

DESMOND P. MCDONALD:  Chairman of the Executive Committee of Midlantic National
     Bank (1992 to present); Vice Chairman of the Board of the Company (1990-1992); President (1976-1992) and Chief Executive Officer (1990-1992)
     of Midlantic National Bank; Director, Hovnanian Enterprises, Inc.; Director of the Company since March 1987; Age: 66

WILLIAM E. MCKENNA:  General Partner (1977 to present) of MCK Investment Company
     (private investment company), Beverly Hills, California; Director, California Amplifier, Inc., Calprop Corporation, Drexler Technology Corporation, LDB Corporation, Safeguard Health Enterprises, Inc., WMS Industries, Inc., Williams Hospitality Group Inc.; Director of the Company since March 1987; Age: 74

MARCY SYMS MERNS:  President (since 1983) of Syms Corp. (retailer), Secaucus,
     New Jersey; Director of the Company since October 1993; Age: 43

RALPH H. O'BRIEN:  Chairman of the Board (1984 to present) of Amerinex
     Artificial Intelligence Inc. (computer software), Amherst, Massachusetts; Director, C. R. Bard, Inc.; Director of the Company since October 1992;
     Age: 64

ROY T. PERAINO: Chairman of the Executive Committee of Continental Bank (1992 to present); Chairman of the Board (1970-1992) and Chief Executive Officer (1970-1989) of Continental Bank; President (1986-1991) of the Company; Chairman of the Board (1981-1991) and Chief Executive Officer (1981-1989) of Continental Bancorp, Inc.; Director of the Company since March 1986;
     Age: 65

               PRESENT OCCUPATION; 5 YEARS' BUSINESS EXPERIENCE;
          DIRECTORSHIPS HELD; SERVICE AS DIRECTOR OF THE COMPANY; AGE
          -----------------------------------------------------------

ERNEST L. RANSOME, III:  Chairman (1988 to present) of Giles and Ransome, Inc.
     (heavy construction equipment retailer), Bensalem, Pennsylvania; Chairman (1988 to present) of Ransome Lift Equipment Company (lift truck dealership); Partner (1968 to present) of Colonial Enterprises (real estate ownership and management); Trustee (1964 to present) of Ransome Foundation (charitable foundation); Director, Mannington Mills, Inc., Sun Distributors; Director of the Company since March 1987; Age: 67

RONALD RUBIN: President (1958 to present) of Richard I. Rubin & Co. (real estate development and management company), Philadelphia, Pennsylvania; Director, Albert Einstein Medical Center, Philadelphia Electric Company; Director of the Company since March 1987; Age: 62

B. P. RUSSELL: Consultant (1984 to present); Chief Executive Officer (1970-1984) and Chairman of the Board (1972-1984) of Crum & Forster, Inc. (insurance holding company), Morristown, New Jersey; Director of the Company since March 1987; Age: 73


GARRY J. SCHEURING:  Chairman of the Board, President and Chief Executive
     Officer (1991 to present) of the Company; Chairman of the Board, President and Chief Executive Officer (1992 to present) of Midlantic National Bank; Chairman of the Board and Chief Executive Officer (1992 to present) of Continental Bank; Vice Chairman (1988-1991) of Continental Bank Corporation (bank holding company), Chicago, Illinois; Director of the Company since April 1991; Age: 54

FRED R. SULLIVAN: Chairman of the Board and Chief Executive Officer (1989 to present) of Richton International Corporation (distributor of sprinkler and irrigation equipment), Madison, New Jersey; Chairman and President (1987-1991) of Interim Systems Corporation (a temporary personnel and nursing service company), Clifton, New Jersey; Director, Sequa Corporation; Director of the Company since March 1987; Age: 79

HAROLD L. YOH, JR.:  Chairman of the Board, President and Chief Executive
     Officer (1953 to present) of Day and Zimmermann, Inc. (diversified engineering and technical services company), Radnor, Pennsylvania; Director of the Company since October 1992; Age: 57

     During 1993, the Board of Directors held eleven meetings, the Audit Committee held five meetings, the Executive Compensation Committee held seven meetings and the Nominating Committee held two meetings. During 1993, no director attended less than 75% of the aggregate number of meetings of the Board of Directors of the Company and committees of that board of which the director was a member, except Messrs. Hovnanian and Rubin and Ms. Merns. There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director and any other nominee for director or any executive officer of the Company or its subsidiaries.

     Audit Committee--The functions of the Audit Committee are to recommend the appointment of a firm of independent public accountants to audit the books and records of the Company and its subsidiaries, to review and approve the scope, purpose and type of services performed by the external auditors, to review the activities and findings of the external auditors and the Company's internal audit and loan review staffs, to examine the Company's annual report on Form 10-K filed with the Securities and Exchange Commission ('SEC') and bank regulatory examination reports and to render regular reports to the Board of Directors on its activities. The Audit Committee is composed of seven directors who are not officers or employees of the Company or its subsidiaries. The current members of the Audit Committee are Mr. Haab, Chairman, and Messrs. Ehinger, Girard-diCarlo, O'Brien, Peraino, Russell and Yoh.

     Executive Compensation Committee--The functions of the Executive Compensation Committee are to review and approve the compensation and benefit policies for the members of the management committee of the Company, to recommend employment agreements to the Board of Directors, to serve in an advisory capacity to management on executive level organizational matters, management succession and management development, and to administer the executive incentive plans of the Company. The Executive Compensation Committee is composed of five directors who are not officers or employees of the Company or its subsidiaries. The current members of the Executive Compensation Committee are Mr. Sullivan, Chairman, and Messrs. Ehinger, McKenna, Ransome and Yoh.

     Nominating Committee--The functions of the Nominating Committee are recommending and screening nominations for membership on the Board of Directors, including the review of qualifications, affiliations, technical skills and personal characteristics of candidates for nomination and the size and composition of the Board of Directors. The Nominating Committee is composed of seven directors. The current members of the Nominating Committee are Mr. Sullivan, Chairman, and Messrs. Girard-diCarlo, Kania, McKenna, Ransome, Russell and Scheuring.

     Certain Legal Proceedings--In June 1992, in connection with a civil proceeding brought by the SEC, Mr. Sullivan consented to the entry of a judgment pursuant to which he agreed, without admitting or denying the allegations, to pay a civil penalty of $58,000 and to be enjoined from violations of Section 10(b) of the Securities Exchange Act of 1934. To the Company's knowledge, no allegations were made in the complaint filed by the SEC in the civil proceeding with respect to Mr. Sullivan's service as a director of the Company or any of its subsidiaries.

     Compliance with Section 16(a) of the Securities Exchange Act of 1934--Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by the directors and executive officers of the Company, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that Mr. Yoh did not timely report a purchase of Common Stock in February 1993. Mr. Yoh has subsequently reported his beneficial ownership of these shares.

SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth beneficial ownership of shares of Common Stock as of January 1, 1994 by the directors and the executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and executive officers.

                                                                                      COMMON STOCK
                                                                                      BENEFICIALLY             PERCENTAGE
NAME                                                                                    OWNED(a)                OWNED(a)
- --------------------------------------------------------------------------------  --------------------       -------------
Charles E. Ehinger..............................................................                27,802(b)          *
David F. Girard-diCarlo.........................................................                   250(c)          *

Frederick C. Haab...............................................................                 4,988(d)          *
Kevork S. Hovnanian.............................................................               342,500(e)          *
Arthur J. Kania.................................................................               187,576(f)          *
Aubrey C. Lewis.................................................................                   100             *
David F. McBride................................................................                 2,400(g)          *
Desmond P. McDonald.............................................................                64,571(h,i)        *
William E. McKenna..............................................................                 5,652(j)          *
Marcy Syms Merns................................................................                    50             *
Ralph H. O'Brien................................................................                   300(k)          *
Roy T. Peraino..................................................................               137,438(h,l)        *
Ernest L. Ransome, III..........................................................                 7,750(m)          *
Ronald Rubin....................................................................                57,245(n)          *
B. P. Russell...................................................................                 5,000(o)          *
Garry J. Scheuring..............................................................               197,572(h,p,q)      *
Fred R. Sullivan................................................................               108,721(r)          *
Harold L. Yoh, Jr. .............................................................                 4,264(s)          *
Howard I. Atkins................................................................               105,230(h,p,q)      *
James J. Lynch..................................................................                62,957(h,p,q)      *
Alfred J. Schiavetti, Jr. ......................................................               127,639(h,q)        *
Alan M. Silberstein.............................................................               116,694(h,q)        *
All directors and executive officers as a group.................................             1,819,852(h,p,q,t)  0.98%

Footnotes

     (a) No director, nominee or executive officer owned beneficially more than one percent of the outstanding shares of Common Stock. In connection with the Shareholder Rights Plan adopted by the Board of Directors of the Company on February 23, 1990, Preferred Stock Purchase Rights were distributed to shareholders of record on March 12, 1990 and are deemed to be attached to, represented by and transferred with all outstanding shares of Common Stock.

     (b) Includes 20,868 shares held jointly with Mr. Ehinger's wife and 4,612 shares held by an entity controlled by Mr. Ehinger, over which he exercises sole voting and investment power. Also includes 500 shares that can be obtained through conversion of the 8 1/4% Convertible Subordinated Debentures Due 2010 of Midlantic Banks Inc. (the 'Debentures'), which are held by an entity controlled by Mr. Ehinger, over which he exercises sole voting and investment power.

     (c) All shares are held jointly with Mr. Girard-diCarlo's wife.

     (d) Includes 826 shares held jointly with Mr. Haab's wife, 286 shares held by Mr. Haab's wife individually and 793 shares held by Mr. Haab as trustee for the benefit of a child, as to all of which Mr. Haab exercises shared voting and investment power.

     (e) Includes 500 shares held by Hovnanian Enterprises, Inc., as to which Mr. Hovnanian exercises shared voting and investment power.

     (f) Mr. Kania also owns $1,080,000 principal amount of the Company's 9.20% Subordinated Capital Notes due 2001.

     (g) Includes 1,000 shares held by Mr. McBride's wife.


     (h) Includes, for the following persons or group, the number of shares that may be obtained through the exercise of stock options which were exercisable as of January 1, 1994 or within 60 days of such date: Mr. McDonald, 31,273 shares; Mr. Peraino, 37,113 shares; Mr. Scheuring, 175,000 shares; Mr. Atkins, 102,500 shares; Mr. Lynch, 58,313 shares; Mr. Schiavetti, 105,000 shares; Mr. Silberstein, 105,000 shares; all directors and executive officers as a group, 831,097 shares.

     (i) The reported amount includes 22,504 shares held by Mr. McDonald's wife as of January 1, 1994. Mrs. McDonald died on January 12, 1994. As of January 1, 1994, Mr. McDonald owned $120,000 principal amount and his wife owned $20,000 principal amount of the Company's 9.875% Subordinated Capital Notes due 1999 (the '9.875% Notes'). Mr. McDonald disclaims beneficial ownership of the shares of Common Stock and the 9.875% Notes held by his wife.

     (j) Includes 136 shares held by Mr. McKenna's wife, over which he exercises sole voting and investment power. Each of Mr. McKenna and his wife also owns $10,000 principal amount of the 9.875% Notes, over which he exercises sole voting and investment power. Entities controlled by Mr. McKenna own an aggregate of $180,000 principal amount of the 9.875% Notes, over which he exercises sole voting and investment power.

     (k) Mr. O'Brien also owns $445,000 principal amount of the 9.875% Notes.

     (l) Includes 45,458 shares held by Mr. Peraino's wife, as to which he disclaims beneficial ownership.

     (m) Includes 5,000 shares held by trusts of which Mr. Ransome is co-trustee and over which he has shared voting and investment power and 550 shares held by Mr. Ransome's wife, over which he has shared voting and investment power. Two trusts of which Mr. Ransome is co-trustee hold $25,000 and $75,000 principal amount, respectively, of the 9.875% Notes, over which he has shared voting and investment power.

     (n) Includes 55,258 shares held by entities controlled by Mr. Rubin and with respect to which Mr. Rubin has sole voting and investment power.

     (o) Includes 2,000 shares held in a trust over which Mr. Russell exercises sole voting and investment power.

     (p) Includes Common Stock held by Midlantic National Bank, as trustee of the Midlantic Savings and Investment Plan, which are allocated to the relevant executive officer's account and with respect to which such executive officer exercises sole voting and investment power.

     (q) Includes Common Stock issued to the following persons and group as unvested stock awards as to which the holder has voting rights but no investment power: Mr. Scheuring, 7,010 shares; Mr. Atkins, 2,062 shares; Mr. Lynch, 825 shares; Mr. Schiavetti, 2,639; Mr. Silberstein, 7,062 shares; all directors and executive officers as a group, 21,165 shares.


     (r) Includes 3,000 shares owned by Mr. Sullivan's wife and 520 shares that can be obtained through conversion of Debentures, which are held by Mr. Sullivan's wife. Mr. Sullivan disclaims beneficial ownership of these shares. Mr. Sullivan's wife also owns $300,000 principal amount of the 9.875% Notes. Mr. Sullivan disclaims beneficial ownership of these securities.

     (s) Includes 14 shares held jointly with Mr. Yoh's wife.

     (t) Includes 231 shares held by a child of an executive officer over which the executive officer exercises sole voting and investment power and 300 shares owned jointly by an executive officer and his spouse over which the executive officer exercises sole voting and investment power.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table and accompanying footnotes provide certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of December 31, 1993 (collectively, the 'named executive officers') for the fiscal years ended December 31, 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                                          AWARDS
                                                                                --------------------------
                                                                                                SECURITIES
                                                     ANNUAL COMPENSATION        RESTRICTED      UNDERLYING      ALL OTHER
                NAME AND                           -----------------------        STOCK          OPTIONS/        COMPEN-
           PRINCIPAL POSITION              YEAR    SALARY ($)    BONUS ($)      AWARDS ($)       SARS (#)     SATION ($)(1)
- ----------------------------------------   ----    ----------    ---------      ----------      ----------    --------------
GARRY J. SCHEURING .....................   1993     $650,000     $305,000 (2)    $168,240(3)            0         $7,075(4)
  Chairman of the Board,                   1992      650,000      650,000 (5)           0         150,000              0
  President & Chief Executive              1991      449,960(6)         0               0         200,000             --
  Officer
HOWARD I. ATKINS .......................   1993      312,500      125,000 (2)      49,488(7)            0          7,870(4)
  Executive Vice President                 1992      300,000      167,000 (8)           0          45,000          1,171(9)
  & Chief Financial Officer                1991       98,077(10)        0               0          80,000             --
JAMES J. LYNCH .........................   1993      230,000       80,000 (2)      19,800(12)           0          6,408(4)
  President of                             1992      205,539       85,000               0          40,000              0
  Continental Bank(11)                     1991           --           --              --              --             --
ALFRED J. SCHIAVETTI, JR. ..............   1993      350,000      146,000 (2)      63,336(13)           0          7,870(4)
  Executive Vice President                 1992      350,000      225,000 (14)          0          50,000              0
  & Chief Credit Officer                   1991      175,000(15)        0          50,880(16)      80,000             --
ALAN M. SILBERSTEIN ....................   1993      350,000      125,000 (2)      49,488(18)           0          7,870(4)
  Executive Vice President                 1992      323,077(19)  200,000 (20)     80,000(21)     130,000         75,000(22)
  & Director of Retail Banking(17)         1991           --           --              --              --             --

Footnotes

     (1) In accordance with the revised rules concerning executive officer compensation adopted by the SEC, as interpreted by the SEC's staff, amounts of 'All Other Compensation' are excluded for the Company's 1991 fiscal year.

     (2) The amount reported represents the cash portion of the 1993 performance bonus. The remaining portion of the 1993 performance bonus was paid through the issuance of restricted stock awards valued at the closing price per share of the Common Stock ($24.25) on the day immediately preceding the date on which the awards were granted. See the 'Restricted Stock Awards' column of this table.

     (3) Mr. Scheuring was awarded 7,010 restricted shares on December 22, 1993. All such shares will vest on December 22, 1994, provided Mr. Scheuring remains employed by the Company or one of its subsidiaries at that time. The aggregate value of these shares was $178,755 as of December 31, 1993. No preferential dividend rights are associated with these shares.

     (4) Represents matching contributions made by the Company or one of its subsidiaries pursuant to the Midlantic Savings and Investment Plan, a '401(k) plan.'

     (5) The reported amount includes $415,000 related to 1992 and $235,000 related to 1991 and paid in 1992. Upon commencement of Mr. Scheuring's employment in April 1991, the Company contracted to pay him a bonus of $350,000 at the end of the first year of his employment by the Company. This contractual bonus was paid to Mr. Scheuring in 1992 as of the first anniversary of his employment in April. Therefore, of Mr. Scheuring's contractual bonus, $235,000 related to the period of time in 1991 that Mr. Scheuring was employed by the Company and $115,000 related to the period of time in 1992 prior to Mr. Scheuring's first anniversary of employment. Mr. Scheuring also received a separate annual bonus for 1992 of $300,000 related to the Company's performance in 1992, which amount, together with the portion of his contractual bonus related to 1992, brought his bonus related to 1992 to $415,000.

     (6) The amount shown reflects salary paid to Mr. Scheuring after joining the Company in April 1991.

     (7) Mr. Atkins was awarded 2,062 restricted shares on December 22, 1993. All such shares will vest on December 22, 1994, provided Mr. Atkins remains employed by the Company or one of its subsidiaries at that time. The aggregate value of these shares was $52,581 as of December 31, 1993. No preferential dividend rights are associated with these shares.

     (8) The reported amount includes $125,333 related to 1992 and $41,667 related to 1991 and paid in 1992. Upon commencement of Mr. Atkins' employment in September 1991, the Company contracted to pay him a bonus of $125,000 at the end of the first year of his employment by the Company. This contractual bonus was paid to Mr. Atkins in 1992 as of the first anniversary of his employment in September. Therefore, of Mr. Atkins' contractual bonus, $41,667 related to the period of time in 1991 that Mr. Atkins was employed by the Company and $83,333 related to the period of time in 1992 prior to Mr. Atkins' first anniversary of employment. Mr. Atkins also received a separate annual bonus for 1992 of $42,000 related to the Company's performance in 1992, which amount, together with the portion of his contractual bonus related to 1992, brought his bonus related to 1992 to $125,333.

     (9) The reported amount represents a payment to reimburse Mr. Atkins for continued coverage under the health plan of his prior employer until he became eligible for coverage under the Company's medical insurance plan.

     (10) The amount shown reflects salary paid to Mr. Atkins after joining the Company in September 1991.

     (11) Mr. Lynch was employed by a subsidiary of the Company but did not serve as an executive officer of the Company prior to 1992.

     (12) Mr. Lynch was awarded 825 restricted shares on December 22, 1993. All such shares will vest on December 22, 1994, provided Mr. Lynch remains employed by the Company or one of its subsidiaries at that time. The aggregate value of these shares was $21,038 as of December 31, 1993. A grant of 1,100 restricted shares made to Mr. Lynch in 1989 vested on June 21, 1993. The aggregate value of these shares was $28,050 as of December 31, 1993. No preferential dividend rights are associated with these shares.

     (13) Mr. Schiavetti was awarded 2,639 restricted shares on December 22, 1993. All such shares will vest on December 22, 1994, provided Mr. Schiavetti remains employed by the Company or one of its subsidiaries at that time. The aggregate value of these shares was $67,295 as of December 31, 1993. No preferential dividend rights are associated with these shares.

     (14) The reported amount includes $150,000 related to 1992 and $75,000 related to 1991 and paid in 1992. Upon commencement of Mr. Schiavetti's employment in July 1991, the Company contracted to pay him a bonus of $150,000 at the end of the first year of his employment by the Company. This contractual bonus was paid to Mr. Schiavetti in 1992 as of the first anniversary of his employment in July. Therefore, of Mr. Schiavetti's contractual bonus, $75,000 related to the period of time in 1991 that Mr. Schiavetti was employed by the Company and $75,000 related to the period of time in 1992 prior to Mr. Schiavetti's first anniversary of employment. Mr. Schiavetti also received a separate annual bonus for 1992 of $75,000 related to the Company's performance in 1992, which amount, together with the portion of his contractual bonus related to 1992, brought his bonus related to 1992 to $150,000.

     (15) The amount shown reflects salary paid to Mr. Schiavetti after joining the Company in July 1991.

     (16) Mr. Schiavetti was awarded 8,480 restricted shares on July 17, 1991 to compensate him for shares forfeited when he left his prior employer. All of such shares vested on December 31, 1992. The aggregate value of these shares was $216,240 as of December 31, 1993. No preferential dividend rights are associated with these shares.


     (17) Mr. Silberstein was not employed by the Company or any of its subsidiaries prior to 1992.

     (18) Mr. Silberstein was awarded 2,062 restricted shares on December 22, 1993. All such shares will vest on December 22, 1994, provided Mr. Silberstein remains employed by the Company or one of its subsidiaries at that time. The aggregate value of these shares was $52,581 as of December 31, 1993. No preferential dividend rights are associated with these shares.

     (19) The amount shown reflects salary paid to Mr. Silberstein after joining the Company in January 1992.

     (20) The reported amount represents a contractual bonus paid in January 1993, all of which related to 1992.

     (21) Mr. Silberstein was awarded 10,000 restricted shares on February 25, 1992 to compensate him for shares forfeited when he left his prior employer. Of such shares, 5,000 vested on February 25, 1993 and the remainder vested on February 25, 1994. The aggregate value of these shares was $255,000 as of December 31, 1993. No preferential dividend rights are associated with these shares.

     (22) The reported amount represents a special, one-time, cash payment made to compensate Mr. Silberstein for forfeited incentive compensation from a prior employer.

STOCK OPTIONS GRANTED

     No stock options or stock appreciation rights (SARs) were granted under the Company's Incentive Stock and Stock Option Plan (1986) to the named executive officers during 1993.

OPTION EXERCISES AND HOLDINGS

     The following table and accompanying footnotes provide information concerning the number of shares of Common Stock covered by unexercised stock options and the value of unexercised in-the-money stock options as of December 31, 1993. No named executive officer is the holder of any SARs. No named executive officer exercised any stock options during 1993.

                         FISCAL YEAR-END OPTION VALUES

                                                                         VALUE OF
                                                  NUMBER OF            UNEXERCISED
                                                 UNEXERCISED           IN-THE-MONEY
                                                 OPTIONS AT             OPTIONS AT
                                                  FY-END(#)            FY-END($)(1)

                                                EXERCISABLE/           EXERCISABLE/
                    NAME                      UNEXERCISABLE(2)       UNEXERCISABLE(2)
- --------------------------------------------  -----------------  ------------------------

Garry J. Scheuring..........................    175,000/175,000  $   2,843,750/$2,843,750
Howard I. Atkins............................     102,500/22,500         1,832,500/292,500
James J. Lynch..............................      58,313/20,000           700,411/260,000
Alfred J. Schiavetti, Jr. ..................     105,000/25,000         1,915,000/325,000
Alan M. Silberstein.........................      65,000/65,000       1,027,500/1,027,500

Footnotes

     (1) Amounts reflect potential gains on outstanding in-the-money stock options based upon the closing price per share of the Common Stock on December 31, 1993 less the exercise price per share.

     (2) The shares represented as unexercisable could not be acquired by the respective named executive officers as of December 31, 1993 and future exercisability is subject to remaining employed by the Company until the vesting dates for each option, subject to acceleration in certain circumstances upon a change of control of the Company.

PENSION PLAN TABLE

     The following table indicates, for purposes of illustration, the amount of annual retirement income payable to employees under the Company's qualified defined benefit pension plan (the 'Retirement Plan') in 1993. The table includes benefits payable under the Company's nonqualified supplemental pension plans designed to provide benefits that would otherwise be denied participants in the Retirement Plan by reason of certain Internal Revenue Code ('Code') limitations.

                                                                  APPROXIMATE UNADJUSTED ANNUAL RETIREMENT BENEFITS
                          AVERAGE                             ----------------------------------------------------------
                           ANNUAL                              15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
                        COMPENSATION                          OF SERVICE  OF SERVICE  OF SERVICE  OF SERVICE  OF SERVICE
- ------------------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$  200,000..................................................  $   43,637  $   58,183  $   72,728  $   87,274  $   97,274
   400,000..................................................      88,637     118,183     147,728     177,274     197,274
   600,000..................................................     133,637     178,183     222,728     267,274     297,274
   800,000..................................................     178,637     238,183     297,728     357,274     397,274
 1,000,000..................................................     223,637     298,183     372,728     447,274     497,274

     For 1993, 'Average Annual Compensation' for purposes of the Retirement Plan includes only those amounts reported as 'Annual Compensation' in the Summary Compensation Table above, except that in the case of Mr. Silberstein, 'Average Annual Compensation' will also include the $75,000 payment disclosed as 'All Other Compensation'.

     As of January 1, 1994, for purposes of the Retirement Plan, Messrs. Scheuring and Schiavetti were each credited with three years of service, Mr. Lynch was credited with 17 years of service and Messrs. Atkins and Silberstein were each credited with two years of service.


     The above table assumes that benefits will be paid to employees for life, commencing at normal retirement age, without reduction for a 50% joint and survivor annuity benefit for those persons who are married. The benefits reflected in the above table are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL AGREEMENTS

GARRY J. SCHEURING. The Company and Mr. Scheuring have entered into an employment contract (the 'Employment Agreement'), which provides for (i) Mr. Scheuring's employment by the Company as its chairman of the board and chief executive officer through April 23, 1996, provided that commencing on and after December 31, 1992, the term of the Employment Agreement may be extended by mutual agreement, (ii) the payment of an annual base salary of not less than $650,000 per year or such greater rate as may be approved from time to time by the Board, (iii) payments of incentive compensation in accordance with past practices and (iv) benefits under all employee benefit plans of the Company.

     If the Employment Agreement is terminated by the Company other than upon Mr. Scheuring's disability or for Cause (as defined in the Employment Agreement) or if Mr. Scheuring terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Scheuring is entitled to a payment equal to (i) 2.99 times his 'base amount', as defined in Section 280G of the Code, payable in equal monthly installments over a period of 36 months, if he terminates his employment because of a change in control of the Company (as defined in the Employment Agreement) or (ii) in all other cases, a monthly payment equal to one-twelfth of Mr. Scheuring's base salary for a period of 36 months. If Mr. Scheuring thereafter enters into full-time employment, payments under clause
(ii) will cease and Mr. Scheuring will be entitled to receive a lump sum payment equal to 50% of the remaining payments to which he would otherwise be entitled, subject to a maximum of $1,000,000. Each of the payments referred to in clauses
(i) and (ii) is hereinafter referred to as the 'Severance Payment' and is subject to reduction in certain events. Subject to certain limitations, upon termination resulting in the Severance Payment, Mr. Scheuring would also receive
(A) the pro rata portion of cash awards under any incentive plan for partially completed incentive periods, (B) Common Stock awarded to him which is then unvested, prorated to the date of his termination, (C) a cash amount equal to retirement benefits lost as a result of the termination of his employment prior to the stated term of the Employment Agreement, and (D) payment of legal fees and expenses incurred by him as a result of such termination. In the event of termination by the Company other than for Cause or disability or by Mr. Scheuring for Good Reason, then for the remaining stated period of the Employment Agreement, Mr. Scheuring is entitled to receive life, disability, accident and health insurance benefits similar to those received by him just prior to termination. Certain other benefits are provided by the Employment Agreement, including a death benefit equal to three times Mr. Scheuring's then current base salary.

HOWARD I. ATKINS. Mr. Atkins has an employment agreement that is similar to Mr. Scheuring's Employment Agreement except that it provides for Mr. Atkins' employment as executive vice president and chief financial officer of the

Company; the term of the agreement extends until September 1, 1994; it provides for an annual base salary of not less than $300,000; and it provides for a Severance Payment equal to two times his 'base amount', as defined in Section 280G of the Code, payable in equal monthly installments over a period of 24 months, if he terminates his employment because of a change in control of the Company (as defined in the Employment Agreement) or (ii) in all other cases, a monthly payment equal to one-twelfth of his base salary for a period of 24 months, provided that if Mr. Atkins thereafter enters into full-time employment, such payments under this clause (ii) shall cease and Mr. Atkins shall receive a lump sum payment equal to 50% of the remaining payments to which he would otherwise be entitled, subject to a maximum of $1,000,000.

JAMES J. LYNCH. Mr. Lynch has a change of control agreement with the Company which provides that if, within three years after certain 'changes of control' of the Company, Mr. Lynch's employment is terminated by the Company other than for 'cause', death, 'disability' or 'retirement' or by Mr. Lynch for 'good reason' (as each such term is defined in the change of control agreement), Mr. Lynch is entitled to receive, subject to certain limitations, (i) two years' base salary at the highest rate paid to Mr. Lynch during the 12-month period preceding the notice of termination, less amounts received by Mr. Lynch as severance pay under the Company's severance policy and (ii) upon retirement, an amount of total retirement benefits equal to that which Mr. Lynch would have received from retirement plans of, or employment contracts with, the Company and any of its subsidiaries if his employment had continued for two years beyond his termination date or until his retirement, if earlier, and his rights were fully vested. The change of control agreement provides for a term of three years; provided, however, that commencing upon the expiration of the initial term and upon each succeeding anniversary of such date thereafter, the term of the agreement will be extended for one additional year unless the Company shall have notified Mr. Lynch to the contrary.

     Mr. Lynch is a participant in a survivor benefit plan (the 'Survivor Plan') maintained by a predecessor of the Company, which provides an annual survivor's benefit in an amount equal to 50% of Average Compensation (as defined in the Survivor Plan) in the case of death prior to retirement, and 50% of retirement income under covered retirement plans in the case of death subsequent to retirement. Monthly benefits under the Survivor Plan are payable until the later of (i) the date on which the participant would have attained age 65, (ii) the death of the participant's surviving spouse, or (iii) 120 monthly payments have been made. A participant's rights under the Survivor Plan vest upon the death of the participant before retirement, in certain circumstances upon the death of the participant while disabled, upon the retirement of the participant, or upon granting of vesting rights to any participant in the sole discretion of the Company. Mr. Lynch is not currently vested under the Survivor Plan.

ALFRED J. SCHIAVETTI, JR. Mr. Schiavetti has an employment agreement that is similar to Mr. Atkins' employment agreement except that it provides for Mr. Schiavetti's employment as executive vice president and chief credit officer of the Company, the term of the agreement extends until July 1, 1994, and it provides for an annual base salary of not less than $350,000.


ALAN M. SILBERSTEIN. Mr. Silberstein has an employment agreement that is similar to Mr. Atkins' employment agreement except that it provides for Mr. Silberstein's employment as executive vice president and director of retail banking of the Company, the term of the agreement extends until January 1, 1995 and it provides for an annual base salary of not less than $350,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ehinger, McKenna, Ransome, Sullivan and Yoh serve on the Executive Compensation Committee. During 1993, persons and entities affiliated with Messrs. Ehinger, Ransome, Sullivan and Yoh were parties to loan transactions with subsidiary banks of the Company. All of such borrowings were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1993, Troast Franklin Associates, a general partnership in which Charles E. Ehinger, a director of the Company, holds a 25% general partnership interest, was indebted to Midlantic National Bank pursuant to a construction loan secured by a first mortgage lien on an office building in Franklin Township, Somerset County, New Jersey. The rate of interest charged on the loan was one-half of one percent above the Midlantic National Bank prime rate, with a minimum rate of 9% and a maximum rate of 11.5% per annum. The maximum contractual principal amount outstanding during 1993 was $8,149,506. Midlantic National Bank sold the loan in a bulk loan sale on April 7, 1993.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Background. The Executive Compensation Committee (the 'Committee') of the Board of Directors consists of five outside directors and is charged with the responsibility of establishing compensation policies for the executive officers of the Company and determining compensation for the members of the Company's Management Committee. The Committee also administers the Midlantic Incentive Stock and Stock Option Plan (1986) and, in this capacity, has authority to make awards and to establish the terms and conditions of awards made to all participants pursuant to the plan.

     In the case of three executive officers who are not members of the Company's Management Committee but who report to a member of the Management Committee, the responsibility for establishing their compensation was delegated to the Chief Executive Officer, acting in accordance with the compensation policies established by the Committee. For purposes of compensation decisions for the members of the Management Committee (other than the Chief Executive Officer) the Committee gives consideration to the views and recommendations of the Chief Executive Officer concerning each executive's performance and appropriate level of compensation.

     Compensation Policy. The overall compensation approach taken by the Committee in 1993 reflected the Committee's and the Board's commitment to generating value for the Company's shareholders by achieving specific corporate goals: improvement in asset quality, management of expenses, growth in revenues and customer satisfaction and the attainment of the following other corporate priorities: the completion of a $107 million public equity offering, the upgrading of the Company's credit ratings to investment grade and the development of internal systems and policies which were deemed important to the conduct of the Company's business (collectively, the '1993 Achievements'). The Company's 1993 executive compensation program was designed to reinforce these objectives by making a major portion of an executive's total compensation opportunity contingent on the creation of shareholder value and the attainment of these goals. The performance compensation components consist of an annual incentive bonus, long-term equity incentives and a merit-oriented salary policy.

     During 1993, the Committee's compensation actions consisted of base salary adjustments and annual bonus awards, a portion of which was paid through the issuance of restricted stock for most executive officers. As background for these decisions, the Committee conducted a formal review of executive compensation practices in the marketplace with assistance from an independent compensation consulting firm. This competitive review covered the major components of compensation, including base salary and annual bonus practices and long-term incentive award values. The market analysis was based on data from published and private executive compensation surveys and proxy statement data from regional bank holding companies in the northeast United States of comparable asset size to the Company, some of which are included in the Dow Jones Eastern Regional Banks Index (see 'Performance Graph'). The analysis of competitive pay levels involved an examination of positions of comparable function and scope to the executive positions in the Company, with special consideration given to compensation levels at banking companies in a business recovery phase similar to the Company.

     Base Salary. In the case of several executive officers who joined the Company in 1991 and 1992, including Mr. Scheuring, base salaries are governed by contractual arrangements entered into at the time of employment. No adjustment to base salary was made in 1993 for Mr. Scheuring and two other executive officers with whom the Company has such employment contracts.

     Salary increases were approved for all of the remaining executive officers during 1993. In determining the amount of such increases, the Committee gave particular consideration to the salaries that the Company had paid to attract experienced officers to the Company in 1991 and the first part of 1992, and the salaries payable in the market to executive officers of banking companies in a recovery phase similar to the Company. As a result, the Committee targeted base salaries for such executive officers to fall between the median and 75th percentile of market salary levels as determined by the Committee's compensation consultant. Determinations of individual 1993 salaries within this targeted market range were based on the individual executive's 1992 salary level and the performance of the individual executive as evaluated through a formal performance review. Salaries for executive officers who received an increase in 1993 averaged approximately the midpoint of the targeted range.

     Contractual Bonus. One executive officer who joined the Company in mid-1992 entered into a contractual arrangement at the time of employment with the Company that provided, among other things, for the payment to the executive officer, upon the completion of one year of service, of a cash bonus in lieu of any other cash bonus with respect to that first year period (a 'Contractual Bonus'). The Committee determined the amount of the Contractual Bonus prior to the time the executive officer joined the Company based upon a consideration of the bonuses the executive officer had recently received from a prior employer and the amount of the bonus that the Committee believed the executive officer would have been eligible to receive from the prior employer, had the executive officer remained with the employer for an additional year.

     Annual Bonus. To promote the Company's attainment of key annual business goals, the Committee adopted in 1993 the Midlantic Annual Incentive and Bonus Plan (the 'Annual Plan'), which provides an incentive opportunity to the executive officers and other key officers of the Company and its subsidiaries. The Annual Plan provides for incentive awards in the form of cash and other incentive compensation on an annual basis.

     In approving the 1993 incentive award pool, the Committee considered principally the Company's return on average shareholder equity (ROAE). Based upon competitive data provided by the Committee's compensation consultants concerning annual incentive plan funding, the Committee established potential funding levels (expressed as percentages of normalized corporate earnings) for allocation to the incentive pool that were associated with various levels of ROAE. For these purposes, 'normalized earnings' exclude the estimated impact of certain non-recurring events and include the estimated incentive expense. For 1993, the Company's normalized earnings resulted in a ROAE of 9.2% and an associated pool funding percentage of 6% of normalized estimated earnings.

     Individual incentive awards were allocated from the approved incentive pool to the executive officers other than Mr. Scheuring based upon competitive incentive award guidelines consisting of a range of target and maximum levels for each position and an assessment of the performance during 1993 of both the individual executive and the business or functional unit for which the executive was responsible. The factors reviewed in this assessment were the extent to which each business or functional unit attained its specific 1993 financial goals and the individual's and related business or functional unit's contributions in connection with the 1993 Achievements. No formal weighting or ranking in order of importance was given to any of these factors by the Committee in making award determinations for the executive officers.

     To further link the Company's executive compensation practice to shareholder interests, the Committee determined to pay a portion of each annual incentive award for Management Committee members in the form of restricted stock. For 1993, this policy was structured as follows: the first $50,000 of the earned award and 60% of any remainder was paid in cash, with the balance paid through the issuance of restricted stock valued at the closing price of the Common Stock on December 21, 1993, the day immediately preceding the award authorization date. All restricted shares granted under this policy will vest on December 22, 1994, assuming the executive officer remains employed by the Company or its subsidiaries through such date.

     Mr. Scheuring's award under the Annual Plan was determined based upon the competitive award target guidelines developed by the Committee's compensation consultants. These guidelines indicated a target bonus of 60% of salary, with

90% of salary as a maximum amount. The approved award for Mr. Scheuring was $475,000, of which $305,000 was paid in cash, with the remainder paid through a restricted stock grant of 7,010 shares of Common Stock with a one year vesting period. The total award, representing 73% of Mr. Scheuring's annual base salary, reflected the Committee's assessment of overall Company financial results and the level of attainment of the 1993 Achievements and the Committee's subjective assessment that the Company and Mr. Scheuring had generally performed above targeted performance expectations.

     Long-Term Stock Incentives. The Committee did not make any grants to executive officers under the Midlantic Incentive Stock and Stock Option Plan
(1986) during 1993, except for the restricted stock awarded in lieu of cash payments earned under the Annual Plan. The Committee intends to use results from the competitive review of executive compensation practices initiated in 1993 as a basis for considering appropriate stock option incentive grants to executive officers in 1994.

     Policy on Deductibility of Compensation. Based upon its review of the proposed regulations issued in December 1993 by the Internal Revenue Service under section 162(m) of the Code, the Committee currently expects that all compensation payable to executive officers during 1994 will be deductible by the Company for federal income tax purposes in accordance with the transitional rules stated in such proposed regulations. Generally, the Committee expects to structure compensation payments to executive officers so as to be deductible under section 162(m).

     As regards future deductibility of compensation, the Committee is conducting an evaluation of the issues involved and the possible need to modify elements of the compensation program to achieve deductibility under section 162(m) while also serving the best interests of the Company. The Committee expects to establish a policy on this matter during 1994.

     This report has been submitted by the Executive Compensation Committee of the Board of Directors:

                                  Fred R. Sullivan, Chairman
                                  Charles E. Ehinger
                                  William E. McKenna
                                  Ernest L. Ransome, III
                                  Harold L. Yoh, Jr.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Dow Jones Eastern Bank Index for the five years beginning January 1, 1989 through December 31, 1993. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on January 1, 1989 and that all dividends were reinvested.

Cumulative Total Return

(Based on reinvestment of $100 beginning December 31, 1988)

                              DEC. '88    DEC. '89    DEC. '90    DEC. '91    DEC. '92    DEC. '93
                              --------    --------    --------    --------    --------    --------
Midlantic Corporation           $100      $ 87        $ 15        $ 13        $ 59        $ 76
S&P 500                         $100      $132        $128        $166        $179        $197
Dow Jones Eastern
Regional Banks Index            $100      $102        $ 57        $106        $152        $159

Source: Georgeson & Company Inc.

DIRECTOR COMPENSATION

     The directors of the Company (other than officers of the Company or its subsidiaries) were paid directors' fees by the Company for 1993 as follows:
$10,000 annual retainer; $750 for each Board of Directors meeting attended; $750 for each Executive Committee meeting attended; $500 for each other meeting of a committee of the Board of Directors attended; and reimbursement of out-of-pocket expenses incurred in traveling to and from Board of Directors or committee meetings. The chairman of the Audit Committee received an annual retainer of $1,000. Directors receive meeting fees for attendance at meetings by telephone and for consent actions in lieu of a meeting. Directors of the Company (other than officers of the Company or any subsidiary) who serve as directors of subsidiaries of the Company received directors' fees in 1993 from those subsidiaries.

     During 1993, Midlantic National Bank maintained a plan for directors of that bank which provided that a person who served as a director of the bank for 10 consecutive years or who retired from the bank as director at or after age 70 may receive $1,200 per year for up to two years. Messrs. Ehinger, Hovnanian, McBride, McDonald, McKenna, O'Brien, Ransome, Russell and Sullivan were directors of Midlantic National Bank who were eligible to participate in the plan during 1993. The plan was terminated in February 1993.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Some of the Company's current directors and executive officers, corporations of which they are executive officers or shareholders and partnerships of which they are members or limited partners, have had transactions in the ordinary course of business with the Company and its subsidiaries, including borrowings from its subsidiary banks, all of which borrowings were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1993, the Company and its subsidiaries paid legal fees to Blank, Rome, Comisky & McCauley (of which firm, David F. Girard-diCarlo, a director of the Company, is a member) for legal services rendered to the Company and its subsidiaries. The Company and its subsidiaries expect to continue to use the services of this law firm in 1994.

     The Company and its subsidiaries paid legal fees of $175,211 in 1993 to Kania, Lindner, Lasak & Feeney (of which firm Arthur J. Kania, a director of the Company, is a member) for legal services rendered to the Company and its subsidiaries. The Company and its subsidiaries expect to continue to use the services of this law firm in 1994.

     During 1993, subsidiaries of the Company leased banking space at 400 Market Street, Philadelphia, Pennsylvania, 125 City Line Avenue, Bala Cynwyd, Pennsylvania, 17th Street and John F. Kennedy Boulevard, Philadelphia, Pennsylvania and Hudson Mall, Jersey City, New Jersey from Richard I. Rubin & Co., Inc. or entities which it controls or is affiliated with, for an aggregate annual rental in 1993 of $334,081 under leases that had expiration dates ranging from 1993 to 1995. Ronald Rubin, a director of the Company, is an officer and principal shareholder of Richard I. Rubin & Co., Inc. The Company considers that the lease terms are comparable to those which would exist with unaffiliated parties.

     See also the transactions disclosed under the heading 'Compensation Committee Interlocks and Insider Participation' above.

                   RATIFICATION OF DESIGNATION OF ACCOUNTANTS

     The Board of Directors of the Company, on the recommendation of its Audit Committee, has designated Coopers & Lybrand as independent public accountants to audit the books, records and accounts of the Company and its subsidiaries for the year 1994. The Board of Directors will offer a resolution at the Annual Meeting to ratify that designation. If the shareholders do not ratify the designation, the Board of Directors will reconsider its designation. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE DESIGNATION OF ACCOUNTANTS.

                              SHAREHOLDER PROPOSAL

     Mr. Theodore J. Cole, of 24 Alyson Place, Bloomfield, New Jersey 07003, a record owner of 2,100 shares of Common Stock as of the Record Date, has submitted the following proposal and supporting statement:

          RESOLVED: That the stockholders of Midlantic Corp. attended in annual meeting in person and by proxy, hereby request the Board of Directors implement the necessary action for corporate democracy and start representing nearly 30,000 stockholders for their benefit by downsizing all forms of compensation to all management and directors which includes the elimination of costly stock options with the goal for an early restoration of dividends, our important source of income.

          REASONS: (1) There is a great outcry in America for downsizing compensation as heralded on television, newspapers and by private and public multi-billion dollar funds. The CEO's often earn 100 times more than the average American worker when all perquisites are totaled. The S.E.C. in Washington, because of pressure by all investors, their Congressmen, has MANDATED the proxies be more transparent and understandable how our money was used. At the last annual meeting, 5,098,076 shares were voted for my resolution.

          (2) General Motors, GE, AT&T are now competitors who offer higher interest on savings, lend money and are in many areas competing with Midlantic such as credit cards, discounts on merchandise, mutual funds. Dramatic global changes are occurring. People cannot find employment but must settle for lower part-time service jobs and yet our directors, apparently blind to these global realities, are increasing compensation, bonuses and bargain-priced stock options that dilute our stock values. The hackneyed phrases 'to attract, retain, give incentives' have no validity for exorbitant pay scales.

          (3) At the annual meeting, I challenged Mr. Scheuring to correct my statement that his income was approximately forty-thousand dollars ($40,000) a week whereas the average teller earned about $400. There was no rebuttal. My total included 'VALUE OF EXERCISABLE OPTIONS'. I did not factor in his cash retirement benefit or other perks.

          (4) The Wall Street Journal during May 1993 reported an increase of SERPS (Supplemental Extra Retirement Pluses) by firms that try to avoid disclosure mandated in column ALL OTHER COMPENSATIONS which requires reporting if perks exceed $50,000 or 10% of compensation, so with SERPS, some income falls between the cracks as free diagnostic treatment, co-payment of various insurance policies, free tax preparation, etc. This may not be the case with Midlantic but S.E.C. might review this circumvention.

          (5) Management sold half of our assets and lately millions of new shares so with this infusion of 'free' money, it is no miracle earnings increased, especially since not one MIDL shareowner received a cent of dividends since 1990 and management become millionaires--'hungry bankers', the term so well advertised. First Fidelity increased dividends twice and other local banks made dramatic turnarounds. Even Anheuser Busch, anticipating a poor economy, announced a freeze on top management pay and elimination of middle management. This was September 24, 1993, date of my resolution.

          Please mark your proxy for this resolution; otherwise, it is automatically cast against it unless marked abstain.

            STATEMENT IN OPPOSITION TO PROPOSAL OF THEODORE J. COLE

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The Board of Directors of the Company reviews the compensation of the Company's directors and executive officers in light of the Company's financial performance and other factors. The Board of Directors believes that competitive compensation levels are necessary to attract and retain qualified management and to provide appropriate performance incentives.

     The Board of Directors believes that the Company's compensation program, which has allowed the Company to attract and retain talented, experienced management, is responsible, at least in part, for the Company's improved financial position, including a substantial improvement in asset quality, the restoration to 'investment grade' of the Company's national credit ratings and the positive recognition in the capital markets of the Company's performance and prospects. The Board of Directors further believes that compensation policies which attract and retain qualified management are in the best interests of the shareholders because qualified management is integral to enabling the Company to achieve its performance goals. Moreover, compensatory arrangements such as stock option plans align management's interests with those of the shareholders such that both shareholders and management benefit from superior performance.

     The Board of Directors therefore believes that inflexible requirements regarding compensation, such as that contemplated by the foregoing shareholder proposal, will hinder its ability to manage the Company for the best interests of the shareholders and that the Board of Directors should retain discretion with respect to the compensation of the Company's management.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                             PRINCIPAL SHAREHOLDERS

     Management of the Company is unaware of any shareholder that beneficially owned more than 5% of the Common Stock as of December 31, 1993.

                                 OTHER MATTERS

     The approximate date on which this proxy statement and the accompanying form of proxy will first be sent to shareholders is March 22, 1994.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so. The Company has retained the services of a proxy solicitation agent, Corporate Investor Communications, Inc., to assist it in the soliciting of proxies principally from bank nominees and brokers at a cost of approximately $10,500 plus expenses.

     Management intends to bring no other matters before the Annual Meeting, but, if other matters are properly presented, the persons designated as proxies will vote the shares they represent as management may recommend. To be properly brought before the Annual Meeting, business must be (a) specified in the Notice of Annual Meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the Annual Meeting by a shareholder. For business to be properly brought before the Annual Meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. All such notices must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the class and number of shares of Common Stock which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business. No business will be transacted at the Annual Meeting except in accordance with the foregoing procedures. The deadline for receipt of notice by a shareholder of business to be brought before the 1994 Annual Meeting of Shareholders was February 5, 1994. The date by which notice of business to be brought by a shareholder before the 1995 Annual Meeting of Shareholders must be received is February 4, 1995.

     Shareholder Proposals. If a shareholder of the Company wishes to have a proposal included in the Company's proxy statement for the 1995 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by November 22, 1994.

     Midlantic Savings and Investment Plan. As of March 8, 1994, the Midlantic Savings and Investment Plan held shares of Common Stock which were credited to the accounts of participants in the Plan. Pursuant to the terms of the trust agreement under the Plan, participants are permitted to vote shares of Common Stock credited to their accounts under the Plan. A proxy marked 'Common Stock Held in MSIP Only' will be provided to all participants in the Plan whose accounts contain Common Stock in order that they may vote these shares.

                                          By Order of the Board of Directors,

                                          JOHN M. SPERGER
                                          Senior Vice President & Secretary
March 22, 1994

DIRECTIONS TO THE SHERATON AT WOODBRIDGE PLACE

The Sheraton Hotel is located at Woodbridge Place at the intersection of Gill Lane and Route 1 South.

From the New Jersey Turnpike:

         Take the New Jersey Turnpike North or South to Exit 11 and enter onto the Garden State Parkway Northbound. Take the Parkway to Exit 131A. Follow the roadway through the corporate center and make a right turn at the second traffic light onto Thornall Street. At the next traffic light, make a right turn onto Gill Lane. Go approximately 1.1 miles to the Sheraton Hotel, which is on the right at Woodbridge Place just before Route 1.


From the Garden State Parkway:

     Take the Garden State Parkway North or South to Exit 131A; then follow the directions provided above.

                APPENDIX FOR GRAPHIC AND IMAGE MATERIAL

[The preceding Proxy Statement, as it exists in its typeset/printed form, contains graphic and image material which is not ASCII-compatible. Therefore, in accordance with Rule 304 of Regulation S-T, each occurrence of graphic and image material has been replaced in this EDGAR submission file with a fair and accurate narrative description of such material, which description may consist of, but is not restricted to, the use of charts or tables that provide data points and describe or interpret the data.

The aforementioned narrative descriptions are included in the body of the Proxy Statement of this EDGAR submission file at the points in which their graphic or image counterparts occur in the typeset/printed Proxy Statement. The following is a list of the omitted graphic or image material, cross-referenced to the location of its narrative description in the text of this EDGAR submission file.]

                                                     LOCATION OF NARRATIVE DESCRIPTION
OMITTED GRAPHIC OR IMAGE                                 IN EDGAR SUBMISSION FILE
- ---------------------------------------------  ---------------------------------------------
[__________ graph entitled "Cumulative Total
  Return" ...................................  "Performance Graph" section on page 14 immediately preceding "Director Compensation"
                                               section]

                                  MIDLANTIC CORPORATION
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 1994

P        SHERATON AT WOODBRIDGE PLACE, 515 ROUTE 1 SOUTH, ISELIN, NEW JERSEY
R
O        The undersigned hereby appoints Joseph P. Beebe, Cornelius F. Sullivan,
X        Jr. and Karen H. Keller, and each of them, proxies of the undersigned,
Y with full power of substitution, to vote all the shares which the undersigned would be entitled to vote at the Annual Meeting of Share-holders of MIDLANTIC CORPORATION to be held on May 5, 1994, and at any adjournments thereof, with all the powers the undersigned would possess if personally present:

         Election of Directors. Nominees:

         Charles E. Ehinger, David F. Girard-diCarlo, Frederick C. Haab, Kevork
         S. Hovnanian, Arthur J. Kania, Aubrey C. Lewis, David F. McBride, Desmond P. McDonald, William E. McKenna, Marcy Syms Merns, Ralph H. O'Brien, Roy T. Peraino, Ernest L. Ransome, III, Ronald Rubin, B. P. Russell, Garry J. Scheuring, Fred R. Sullivan, Harold L. Yoh, Jr.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE ABOVE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

/X/   PLEASE MARK YOUR
      VOTES AS IN THIS                                               9242
      EXAMPLE.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSALS 1 AND 2.                                                         AGAINST PROPOSAL 3.
1. Election       FOR  WITHHELD     2. Approval       FOR  AGAINST  ABSTAIN    3. Proposal     FOR  AGAINST  ABSTAIN
   of Directors   / /    / /           of independent / /    / /      / /         relating to  / /    / /      / /
   (see reverse)                       accountants                                management
                                                                                  compensation
For, except vote withheld from
following nominee(s):                                                          4. In their discretion upon such other matters
________________________________                                                  as may properly come before the meeting.

COMMON STOCK ONLY           COMMENTS: (change of address)
                            ___________________________________________________
                            ___________________________________________________
                            ___________________________________________________
                            ___________________________________________________
                            The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. The signer hereby acknowledges receipt of the Notice of Annual
                            Meeting of Shareholders, the Proxy Statement and the 1993 Annual Report.

                            / /  I plan to attend the meeting

SIGNATURE(S) ____________________________ DATE __________________________, 1994

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                  MIDLANTIC CORPORATION
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 1994

P        SHERATON AT WOODBRIDGE PLACE, 515 ROUTE 1 SOUTH, ISELIN, NEW JERSEY
R
O        The undersigned hereby appoints Joseph P. Beebe, Cornelius F. Sullivan,
X        Jr. and Karen H. Keller, and each of them, proxies of the undersigned,
Y with full power of substitution, to vote all the shares which the undersigned would be entitled to vote at the Annual Meeting of Share-holders of MIDLANTIC CORPORATION to be held on May 5, 1994, and at any adjournments thereof, with all the powers the undersigned would possess if personally present:

         Election of Directors. Nominees:

         Charles E. Ehinger, David F. Girard-diCarlo, Frederick C. Haab, Kevork
         S. Hovnanian, Arthur J. Kania, Aubrey C. Lewis, David F. McBride, Desmond P. McDonald, William E. McKenna, Marcy Syms Merns, Ralph H. O'Brien, Roy T. Peraino, Ernest L. Ransome, III, Ronald Rubin, B. P. Russell, Garry J. Scheuring, Fred R. Sullivan, Harold L. Yoh, Jr.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE ABOVE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

/X/   PLEASE MARK YOUR
      VOTES AS IN THIS                                               9998
      EXAMPLE.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSALS 1 AND 2.                                                         AGAINST PROPOSAL 3.
1. Election       FOR  WITHHELD     2. Approval       FOR  AGAINST  ABSTAIN    3. Proposal     FOR  AGAINST  ABSTAIN
   of Directors   / /    / /           of independent / /    / /      / /         relating to  / /    / /      / /
   (see reverse)                       accountants                                management
                                                                                  compensation
For, except vote withheld from
following nominee(s):                                                          4. In their discretion, upon such other matters
________________________________                                                  as may properly come before the meeting.

COMMON STOCK HELD            COMMENTS: (change of address)
IN MSIP ONLY                 __________________________________________________
                             __________________________________________________
                             __________________________________________________
                             __________________________________________________
                             The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. The signer hereby acknowledges receipt of the Notice of Annual
                             Meeting of Shareholders, the Proxy Statement and the 1993 Annual Report.

                             / /  I plan to attend the meeting

SIGNATURE(S) ____________________________ DATE __________________________, 1994

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.